FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SOLID GROWTH IN LOANS AND CORE DEPOSITS; DECLARES DIVIDEND OF $0.06 PER SHARE

WEST SPRINGFIELD, MA—April 20, 2007—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $834,000, or $0.05 per diluted share, for the first quarter of 2007 compared to net income of $1.4 million, or $0.08 per diluted share, for the same period in 2006.  The Company’s lower net income and earnings per share were due in large part to net interest margin contraction, a higher provision for loan losses, and increased non-interest expenses.  The 2007 results were favorably affected by growth in average earning assets and expansion in non-interest income.  The Company also announced a quarterly cash dividend of $0.06 per share payable on May 29, 2007 to shareholders of record as of May 15, 2007.  After giving effect to the waiver of receipt of dividends paid on shares owned by United Mutual Holding Company, the Company’s mutual holding company, the dividend payout ratio will be approximately 57% of the first quarter 2007 earnings.

The Company’s total assets increased $24.2 million, or 2.4%, during the quarter to $1.0 billion at March 31, 2007 reflecting loan growth of $23.9 million and an increase of $16.6 million in cash and cash equivalents, partially offset by an $18.8 million reduction in securities available for sale.  Balance sheet expansion was funded by an increase of $31.3 million, or 4.6%, in total deposits.  Cash flows from the securities portfolio and a portion of the increase in deposit balances were used to repay higher cost short-term advances from the Federal Home Loan Bank and to invest excess cash in overnight interest-earning accounts in anticipation of loan funding requirements.

"We are pleased with the results of our efforts to expand our franchise,” commented Richard B. Collins, President and Chief Executive Officer.  “We believe that consistent growth in our loan, deposit and wealth management customer base will ultimately result in improved profitability.  However, our current operating results reflect the challenges of an unfavorable yield curve and a very competitive local market.”  Mr. Collins also remarked that “we also continue to implement capital management and asset liability management strategies which we believe will enhance our performance.”

Financial Highlights Include:

•
Gross loans increased $23.9 million, or 3.1%, to $786.0 million at March 31, 2007 compared to $762.1 million at December 31, 2006.  Loan growth was concentrated in the residential (2.1%), commercial real estate (12.5%) and home equity (3.2%) portfolios.  Origination activity was solid in the first quarter of 2007 reflecting a sound local economy, a resilient real estate market, a relatively low interest rate environment, competitive products and pricing, and successful business development efforts.

•	The ratio of non-performing loans to total loans was 0.17% at March 31, 2007 and December 31, 2006.

•	At March 31, 2007, the allowance for loan losses to total loans was 0.94% and the allowance for loan losses to non-performing loans was 570%.

•
Total deposits increased $31.3 million, or 4.6%, to $716.9 million at March 31, 2007 compared to $685.7 million at December 31, 2006.  Deposit growth was solid in all categories, with increases of 4.5% in transaction accounts, 3.8% in savings balances, 6.7% in money market accounts and 3.6% in certificates of deposit.  The first quarter results were affected by the December 2006 opening of our second branch in Westfield, Massachusetts, the introduction of new products and services, competitive pricing and targeted promotional activities.

•
Net interest income was essentially flat, increasing $48,000 to $7.0 million for the three months ended March 31, 2007 from $6.9 million for the same period last year.  Average earning assets expanded $94.9 million, or 10.7%, mainly due to strong loan growth, offset in part by the use of cash flows from the investment portfolio to fund balance sheet expansion.  The impact of growth in average earning assets was offset by net interest margin compression.  Net interest margin contracted 28 basis points to 2.82% for the first quarter of 2007 mainly due to the flat to inverted yield curve, increasingly competitive pricing conditions for loans and deposits, a shift in deposit demand towards higher-yielding money market and time deposit accounts and the impact of increased short-term market interest rates on the cost to fund earning assets.

•
Non-interest income expanded $140,000, or 11.1%, to $1.4 million for the first quarter of 2007 from $1.3 million for the same period last year reflecting strong growth in fee income from deposits and wealth management accounts.

•
Non-interest expenses increased $871,000, or 15.1%, to $6.6 million for the three months ended March 31, 2007 as a result of an increase in stock-based compensation ($693,000), staff and occupancy costs related to new branches opened in the second and fourth quarters of 2006 ($189,000) and audit and accounting fees ($120,000).  The expansion in stock-based compensation was mainly due to restricted stock and stock options awarded in the third and fourth quarters of 2006.  These increases were somewhat offset by a reduction of $93,000 in marketing costs.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 13 branch offices located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(Dollars in thousands, except par value amounts)

	March 31,	December 31,	March 31,
Assets	2007	2006	2006

Cash and cash equivalents	$42,044	$25,419	$52,800
Securities available for sale, at fair value	171,474	190,237	220,485
Securities held to maturity, at amortized cost	3,913	3,241	3,323
Federal Home Loan Bank of Boston stock, at cost	9,885	9,274	6,684

Loans:
Residential mortgages	325,948	319,108	283,420
Commercial mortgages	197,514	175,564	154,637
Construction loans	48,748	54,759	30,167
Commercial loans	67,723	69,762	58,734
Home equity loans	116,350	112,739	91,552
Consumer loans	29,681	30,181	27,863
Total loans	785,964	762,113	646,373

Net deferred loan costs and fees	1,367	1,285	1,215
Allowance for loan losses	(7,426)	(7,218)	(6,580)
Loans, net	779,905	756,180	641,008

Other real estate owned	-	562	-
Premises and equipment, net	10,673	8,821	8,141
Bank-owned life insurance	6,473	6,304	6,113
Other assets	9,331	9,395	9,015

Total assets	$1,033,698	$1,009,433	$947,569

Liabilities and Stockholders' Equity

Deposits:
Demand	$102,513	$97,190	$92,762
NOW	38,227	37,523	38,714
Savings	68,006	65,475	84,646
Money market	177,173	165,984	158,367
Certificates of deposit	331,020	319,514	311,292
Total deposits	716,939	685,686	685,781

Federal Home Loan Bank of Boston advances	162,171	169,806	112,542
Repurchase agreements	8,825	10,425	6,388
Escrow funds held for borrowers	1,537	1,121	1,259
Accrued expenses and other liabilities	5,741	4,684	4,307
Total liabilities	895,213	871,722	810,277

Stockholders' Equity:
Preferred stock ($0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding)	-	-	-
Common stock ($0.01 par value; 60,000,000 shares authorized; 17,205,995
shares issued at March 31, 2007, December 31, 2006 and March 31, 2006)	172	172	172
Additional paid-in capital	76,197	75,520	78,460
Retained earnings	70,798	70,406	67,928
Unearned compensation	(5,661)	(5,772)	(6,012)
Accumulated other comprehensive loss	(1,508)	(1,951)	(3,256)
Treasury stock, at cost (109,861 shares at March 31, 2007 and 51,445 shares
at December 31, 2006)	(1,513)	(664)	-
Total stockholders' equity	138,485	137,711	137,292

Total liabilities and stockholders' equity	$1,033,698	$1,009,433	$947,569

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Interest and dividend income:
Loans	$11,955	$9,600
Investments	1,982	2,305
Other interest-earning assets	375	242
Total interest and dividend income	14,312	12,147

Interest expense:
Deposits	5,181	4,042
Borrowings	2,175	1,197
Total interest expense	7,356	5,239

Net interest income before provision for loan losses	6,956	6,908

Provision for loan losses	284	162

Net interest income after provision for loan losses	6,672	6,746

Non-interest income:
Gain on sales of securities	14	-
Fee income on depositors’ accounts	1,038	946
Wealth management income	121	57
Income from bank-owned life insurance	35	81
Other income	190	174
Total non-interest income	1,398	1,258

Non-interest expense:
Salaries and benefits	3,838	3,028
Occupancy expenses	491	403
Marketing expenses	322	415
Data processing expenses	642	632
Professional fees	389	256
Other expenses	965	1,042
Total non-interest expense	6,647	5,776

Income before income taxes	1,423	2,228

Income tax expense	589	873

Net income	$834	$1,355

Earnings per share:
Basic	$0.05	$0.08
Diluted	$0.05	$0.08

Weighted average shares outstanding:
Basic	16,274	16,601
Diluted	16,333	16,601

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
	2007	2006	2006	2006	2006

Operating Results:
Net interest income	$6,956	$6,938	$6,944	$6,765	$6,908
Loan loss provision	284	342	165	300	162
Non-interest income	1,398	1,399	1,294	1,441	1,258
Non-interest expenses	6,647	6,845	5,580	5,836	5,776
Net income	834	766	1,513	1,290	1,355

Performance Ratios (annualized):
Return on average assets	0.33%	0.31%	0.62%	0.55%	0.59%
Return on average equity	2.41%	2.23%	4.44%	3.75%	3.93%
Net interest margin	2.82%	2.89%	2.96%	2.96%	3.10%
Non-interest income to average total assets	0.55%	0.57%	0.53%	0.61%	0.55%
Non-interest expense to average total assets	2.62%	2.77%	2.30%	2.47%	2.51%
Efficiency ratio	79.57%	82.10%	67.73%	71.12%	70.73%

Per Share Data:
Diluted earnings per share	$0.05	$0.04	$0.09	$0.08	$0.08
Book value per share	$8.10	$8.03	$7.95	$8.00	$7.98
Market price at period end	$14.85	$13.80	$12.93	$13.31	$12.03

Risk Profile
Non-performing assets as a percent of total assets	0.13%	0.18%	0.26%	0.28%	0.18%
Non-performing loans as a percent of total loans, gross	0.17%	0.17%	0.27%	0.33%	0.26%
Allowance for loan losses as a percent of total loans, gross	0.94%	0.95%	0.94%	0.98%	1.02%
Allowance for loan losses as a percent of non-performing loans	570.35%	560.40%	341.78%	249.82%	390.27%
Equity as a percentage of assets	13.40%	13.65%	13.90%	14.31%	14.49%

Average Balances
Loans	$776,301	$746,256	$714,918	$669,409	$640,832
Securities	180,491	194,786	211,101	220,845	227,373
Total interest earning assets	985,112	959,650	939,591	914,729	890,218
Total assets	1,016,369	988,944	969,962	945,262	921,155
Deposits	691,532	688,104	687,397	686,630	658,530
FHLB advances	170,727	150,301	134,833	111,316	112,641
Capital	138,296	137,219	136,279	137,639	137,768

Average Yields/Rates (annualized)
Loans	6.16%	6.23%	6.18%	6.02%	5.99%
Securities	4.39%	4.28%	4.16%	4.10%	4.06%
Total interest earning assets	5.81%	5.81%	5.74%	5.52%	5.46%

Savings accounts	0.86%	0.84%	0.84%	0.83%	0.82%
Money market/NOW accounts	2.69%	2.69%	2.64%	2.61%	2.45%
Certificates of deposit	4.50%	4.48%	4.27%	4.07%	3.71%
FHLB advances	4.74%	4.79%	4.69%	4.03%	3.97%
Total interest-bearing liabilities	3.77%	3.73%	3.57%	3.30%	3.05%